Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Buffered Return Optimization Securities linked to the EURO STOXX 50® Index due April 28, 2017	$4,876,400.00	$566.64
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated November 14, 2014 and Product Supplement dated November 17, 2014)

UBS AG $4,876,400 Buffered Return Optimization Securities

Linked to the EURO STOXX 50® Index due April 28, 2017

Investment Description

UBS AG Buffered Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the EURO STOXX 50® Index (the “underlying asset”). At maturity, UBS will pay an amount in cash that is based on the percentage and direction change in the level of the underlying asset from the trade date to the final valuation date (the “underlying return”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the multiplier times the underlying return, up to the maximum gain of 22.50%. If the underlying return is zero or negative and the percentage decline from the initial level to the final level is equal to or less than the buffer percentage, UBS will repay the principal amount at maturity. However, if the underlying return is negative and the percentage decline from the initial level to the final level is greater than the buffer percentage, UBS will pay you an amount that is less than your principal amount, resulting in a loss that is equal to the percentage decline of the underlying asset in excess of the buffer percentage, and in extreme situations, you could lose almost all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose almost all of your initial investment. The downside market exposure is subject to the buffer percentage only if you hold your Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If the issuer were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features
☐	Enhanced Growth Potential, Subject to the Maximum Gain: At maturity, the Securities enhance any positive underlying return by the multiplier up to the maximum gain.
☐	Buffered Downside Market Exposure: If the underlying return is zero or negative and the percentage decline from the initial level to the final level is equal to or less than the buffer percentage, UBS will repay your principal amount at maturity. If, however, the underlying return is negative and the percentage decline from the initial level to the final level is greater than the buffer percentage, you will lose a percentage of your principal amount equal to the percentage decline in excess of the buffer percentage, and in extreme situations, you could lose almost all of your initial investment. The downside market exposure is subject to the buffer percentage only if you hold your Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	April 28, 2015
Settlement Date*	April 30, 2015
Final Valuation Date**	April 24, 2017
Maturity Date**	April 28, 2017
*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event, as described in the Optimization & Performance Strategies product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Securities at maturity, and the Securities have downside market risk similar to an investment in the underlying asset subject to the buffer percentage. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-25 of the Optimization & Performance Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Buffered Return Optimization Securities linked to the EURO STOXX 50® Index. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Asset	Index Bloomberg Symbol	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Level	Buffer Percentage	CUSIP	ISIN
EURO STOXX 50® Index	SX5E	1.5	22.50%	$12.25	3,715.42	10%	90274P765	US90274P7657

The estimated initial value of the Securities as of the trade date is $9.775 for Securities linked to the performance of the EURO STOXX 50® Index. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the Optimization & Performance Strategies product supplement relating to the Securities, dated November 17, 2014, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Optimization & Performance Strategies product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the EURO STOXX 50® Index	$4,876,400.00	$10.00	$97,528.00	$0.20	$4,778,872.00	$9.80

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated April 28, 2015

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the Optimization & Performance Strategies product supplement and the index supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Optimization & Performance Strategies product supplement dated November 17, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413667/d818874d424b2.htm

♦	Index supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413492/d818855d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Buffered Return Optimization Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Optimization & Performance Strategies product supplement” mean the UBS product supplement, dated November 17, 2014, references to the “index supplement” mean the UBS index supplement, dated November 14, 2014, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Key Risks” in this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of almost all of your initial investment.
♦	You can tolerate a loss of some or almost all of your investment and are willing to make an investment that has downside market risk similar to an investment in the underlying asset or the equities comprising the underlying asset (the “underlying equity constituents”) subject to the buffer percentage at maturity.
♦	You believe the underlying asset will appreciate over the term of the Securities and that the percentage of appreciation is unlikely to exceed the maximum gain indicated on the cover hereof.
♦	You understand and accept that your potential return is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying equity constituents.
♦	You seek an investment with exposure to companies in the Eurozone.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of losing almost all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of almost all of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying asset subject to the buffer percentage at maturity.
♦	You believe that the level of the underlying asset will decline during the term of the Securities and that the percentage decline from the initial level to the final level is likely to be greater than the buffer percentage, or you believe the underlying asset will appreciate over the term of the Securities by an amount greater than the maximum gain indicated on the cover hereof.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Securities based on the maximum gain indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You do not seek an investment with exposure to companies in the Eurozone.
♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity constituents.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” in this pricing supplement and the more detailed “Risk Factors” in the Optimization & Performance Strategies product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 2 years.
Underlying Asset	EURO STOXX 50® Index
Maximum Gain	22.50%.
Multiplier	1.5
Buffer Percentage	10%
Payment at Maturity (per Security)	If the underlying return is positive, UBS will pay you an amount in cash equal to: $10 + ($10 × the lesser of (a) Underlying Return × Multiplier and (b) Maximum Gain).
If the underlying return is zero or negative and the percentage decline from the initial level to the final level is equal to or less than the buffer percentage, UBS will pay you an amount in cash equal to your principal amount:
$10.
If the underlying return is negative and the percentage decline from the initial level to the final level is greater than the buffer percentage, UBS will pay you an amount in cash that is less than your principal amount equal to:
$10 + [$10 × (Underlying Return + Buffer Percentage)].

In such a case, you will lose a percentage of your principal amount equal to the percentage decline of the underlying asset in excess of the buffer percentage, and in extreme situations, you could lose almost all of your initial investment.
Underlying Return	The quotient, expressed as a percentage of: Final Level – Initial Level Initial Level
Initial Level	The closing level of the underlying asset on the trade date, as indicated on the cover hereof and as determined by the calculation agent, subject to postponement in the case of a market disruption event.
Final Level	The closing level of the underlying asset on the final valuation date, as determined by the calculation agent, subject to postponement in the case of a market disruption event.

Investment Timeline

Investing in the Securities involves significant risks. The Securities are exposed to any decline in the level of the underlying asset in excess of the buffer percentage from the trade date to the final valuation date. Specifically, if the percentage decline of the underlying asset from the initial level to the final level is greater than the buffer percentage, you will lose a percentage of your principal amount equal to the percentage decline in excess of the buffer percentage, and in extreme situations, you could lose almost all of your initial investment. The stated payout from the issuer only applies if you hold the Securities to maturity.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Optimization & Performance Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. UBS will only repay you the principal amount of your Securities in cash at maturity if the underlying return is positive, or if the percentage decline of the underlying asset from the initial level to the final level is equal to or less than the buffer percentage. If the percentage decline of the underlying asset from the initial level to the final level is greater than the buffer percentage, you will lose a percentage of your principal amount equal to the percentage decline in excess of the buffer percentage, and in extreme situations, you could lose almost all of your initial investment.
♦	The stated payout by the issuer applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is only available if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if any percentage decline of the underlying asset from the initial level is equal to or less than the buffer percentage.
♦	The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than the multiplier times the underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier, subject to the maximum gain, from UBS only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited to the maximum gain and you will not have the same rights as holders of the underlying equity constituents — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying asset or the underlying equity constituents. Furthermore, as a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity constituents would have.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Market risk — The return on the Securities is directly linked to the performance of the underlying asset and indirectly linked to the value of the underlying equity constituents, and will depend on whether, and the extent to which, the underlying return is positive or negative. The levels of the underlying asset can rise or fall sharply due to factors specific to the underlying equity constituents, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment if the underlying return is negative.
♦	Fair value considerations.
•	The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level of the underlying asset, the volatility of the underlying asset and expected dividends on the underlying equity constituents, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.
•	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
•	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
•	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
•	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
•	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying asset; the volatility of the underlying asset; the dividend rate paid on the underlying equity constituents; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.
•	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “ — Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	The underlying return will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the underlying equity constituents are traded in a non-U.S. currency and the Securities are denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying equity constituents are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
♦	Non-U.S. securities markets risks — The underlying equity constituents are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the underlying equity constituents are issued by companies located within the Eurozone. The Eurozone has undergone severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the underlying asset and, consequently, on the value of the Securities.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance that the level of the underlying asset will be equal to or greater than the initial level or that the final level will not decline below the initial level by a percentage that is greater than the buffer percentage. The final level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity constituents. You should be willing to accept the risks of owning equities in general and the underlying equity constituents in particular, and the risk of losing some or almost all of your initial investment.
♦	The underlying asset reflects price return, not total return — The return on your Securities is based on the performance of the underlying asset, which reflects the changes in the market prices of the underlying equity constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying equity constituents. The return on your Securities will not include such a total return feature or dividend component.
♦	Changes affecting the underlying asset could have an adverse effect on the value of the Securities — The policies of STOXX Limited, the sponsor of the underlying asset (the “index sponsor”), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Any such actions could have an adverse effect on the value of the Securities.
♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the offering of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying asset or underlying equity constituents and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying asset, may adversely affect the level of the underlying asset and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying asset or underlying equity constituents, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the underlying return and the payment at maturity based on the closing level of the underlying asset on the final valuation date. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the initial level or final level if a market disruption event occurs and is continuing on the trade date or final valuation date, respectively. As UBS determines the economic terms of the Securities, including the multiplier, maximum gain and buffer percentage, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities”.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts have been rounded for ease of analysis; the actual terms for the Securities are specified on the cover hereof):

Investment Term:	Approximately 2 years
Initial Level:	3600
Buffer Percentage:	10%
Multiplier:	1.5
Maximum Gain:	22%
Range of Index Performance:	40% to - 100%

Final Level	Underlying Return	Payment at Maturity	Security Total Return at Maturity
5,040.00	40.00%	$12.20	22.00%
4,860.00	35.00%	$12.20	22.00%
4,680.00	30.00%	$12.20	22.00%
4,500.00	25.00%	$12.20	22.00%
4,320.00	20.00%	$12.20	22.00%
4,128.12	14.67%	$12.20	22.00%
3,960.00	10.00%	$11.50	15.00%
3,780.00	5.00%	$10.75	7.50%
3,600.00	0.00%	$10.00	0.00%
3,420.00	-5.00%	$10.00	0.00%
3,240.00	-10.00%	$10.00	0.00%
2,880.00	-20.00%	$9.00	-10.00%
2,520.00	-30.00%	$8.00	-20.00%
2,160.00	-40.00%	$ 7.00	-30.00%
1,800.00	-50.00%	$ 6.00	-40.00%
1,440.00	-60.00%	$ 5.00	-50.00%
1,080.00	-70.00%	$ 4.00	-60.00%
720.00	-80.00%	$ 3.00	-70.00%
360.00	-90.00%	$ 2.00	-80.00%
0.00	-100.00%	$ 1.00	-90.00%

Example 1 — The Final Level of the Underlying Asset is 3,780 (resulting in a Underlying Return of 5%).

Because the underlying return is positive and when multiplied by the multiplier is less than the maximum gain, UBS will pay you an amount in cash equal to the principal amount plus a return equal to (i) the principal amount multiplied by (ii) the underlying return multiplied by (iii) the multiplier. The payment at maturity per Security will be calculated as follows:

$10 + ($10 × 5% × 1.5) = $10.75 per Security (a 7.5% total return).

Example 2 — The Final Level of the Underlying Asset is 4,680 (resulting in a Underlying Return of 30%).

Because the underlying return is positive and when multiplied by the multiplier is greater than the maximum gain, UBS will pay you an amount in cash equal to the principal amount plus a return equal to the maximum gain. The payment at maturity will be calculated as follows:

$10 + ($10 × 22%) = $12.20 per Security (a 22% total return).

Example 3 — The Final Level of the Underlying Asset is 3,420 (resulting in a Underlying Return of -5%).

Because the underlying return is negative and the decline from the initial level to the final level is equal to or less than the buffer percentage, UBS will repay the principal amount and the payment at maturity is equal to $10 per Security (a 0% total return).

Example 4 — The Final Level of the Underlying Asset is 2,520 (resulting in a Underlying Return of -30%).

Because the underlying return is negative and the percentage decline of the underlying asset is greater than the buffer percentage, UBS will pay you an amount in cash that is less than the principal amount. The payment at maturity will be calculated as follows:

$10 + ($10 × (-30% + 10%)) = $8 per Security (a 20% loss).

Accordingly, if the underlying return is less than -10%, meaning the underlying asset declines by more than 10%, UBS will pay you less than the full principal amount resulting in a loss on your investment that is equal to the negative underlying return in excess of the buffer percentage. You may lose up to 90% of your principal.

EURO STOXX 50® Index

We have derived all information contained in this pricing supplement regarding the EURO STOXX 50® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited.

STOXX Limited has no obligation to continue to publish the EURO STOXX 50® Index, and may discontinue publication of the EURO STOXX 50® Index at any time. The EURO STOXX 50® Index is determined, comprised and calculated by STOXX Limited without regard to the Securities.

The EURO STOXX 50® Index covers 50 stocks of market sector leaders mainly from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The EURO STOXX 50® Index captures a selection of the largest stocks among the 19 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The EURO STOXX 50® Index universe is defined as all components of the 19 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the EURO STOXX 50® Index’s total free-float market capitalization.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EURO STOXX 50® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the EURO STOXX 50® Index, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the EURO STOXX 50® Index on April 28, 2015 was 3,715.42. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/3/2011	12/30/2011	2,476.92	2,090.25	2,316.55
1/3/2012	3/30/2012	2,608.42	2,286.45	2,477.28
4/2/2012	6/29/2012	2,501.18	2,068.66	2,264.72
7/2/2012	9/28/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/2/2013	3/28/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/28/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/2/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/2/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015*	4/28/2015*	3,828.78	3,674.05	3,715.42
*	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through April 28, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the underlying asset from January 2, 2004 through April 28, 2015, based on information from Bloomberg. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

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What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying asset. If your Securities are so treated, you should generally not accrue any income with respect to your Securities prior to their maturity, sale or exchange and you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should be long-term if you have held your Securities for more than one year (otherwise such gain or loss would be short term capital gain or loss if held for one year or less).

We will not attempt to ascertain whether any issuers of the underlying equity constituents would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the relevant Securities. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as further described under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year) is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying asset.

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income.  U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets.  Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders.  If you are not a U.S. holder, subject to Section 871(m) and “FATCA” (discussed below), you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including the taxing jurisdictions of the issuers of the underlying equity constituents).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 7 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” in this pricing supplement.